Hellenic Solutions Corporation Provides Shareholder Update

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$17.4 Million in Revenue and $1.7 Million in Net Income for Q1 2010

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Effectuates Name Change to “Hellenic Solutions Corporation” and Begins Trading Under the Temporary Stock Symbol “AEGFD”

Athens, Greece – June 23, 2010 – Hellenic Solutions Corporation (OTC BB: AEGFD) (“Hellenic” or “the Company”), a leading advisory, engineering and construction firm that specializes in the design, construction and equipping of commercial, agricultural and industrial facilities in Greece, is providing a shareholder update and announcing its financial results for  its first quarter ending March 31, 2010.   Additionally, the Company’s shareholders have approved a name change of the Company to “Hellenic Solutions Corporation” and have commenced trading under the temporary stock symbol “AEGFD”.  Shareholders will be provided another update when the permanent symbol is assigned.

Stavros Mesazos, Chief Operating Officer and Executive Chairman of Hellenic commented, “We believe our financial results are indicative of our quality work, ability to manage economic risks and the strong relationships we maintain within our industry and with the Greek Ministry of Agriculture. We are very pleased with our top and bottom line results, even as the first quarter of the fiscal year is typically our weakest due to seasonality.  Additionally, through our financial partners, we have significantly improved our balance sheet that we believe will provide the platform required to continue to grow throughout 2010 and generate additional business. Coupled with the capital injection we received, the 50% funding for approved agricultural projects in Greece, we believe  will provide the necessary capital for our customers to fund a significant portion of the projects going forward. We believe the Company is well positioned to weather the current economic downturn and continue to grow our revenue and net income in 2010 and 2011.”

Financial Highlights for the Quarter Ending March 31, 2010

For the three months ended March 31, 2010, revenues totaled $17.4 million compared to $8.1 million for the three months ended March 31, 2009, an increase of approximately $9.2 million, or 113.4%.  Revenues increased primarily from the increase in availability of grant money from the European Union for our clients, which we believe resulted in an increase in demand for new facilities by our clients.

The Company’s business model is to design, build and outfit manufacturing facilities, specializing in the agricultural sector, but has the ability to design and construct facilities in a number of other sectors. An integral part of the business model is to develop projects that qualify for grant programs made available to member states within the European Union under the Community Support Framework IV Grant Program. As part of the initial stages in beginning a typical construction project, approval must be obtained by the Greek Ministry of Agriculture. Hellenic believes it has a unique niche by providing total design and build turnkey agricultural facilities for projects approved by the Ministry of Agriculture.

Cost of sales totaled $14.7 million for the three months ended March 31, 2010 compared to $6.8 million for the same period in 2009. Cost of sales increased primarily because of the increase in revenues.

For the period ended March 31, 2010 gross profit totaled $2.7 million compared to gross profit of $1.3 million for the three months ended March 31, 2009, representing gross margins of 15.5% and 16%, respectively.  The decrease in gross margin percentage was attributable primarily to an increase in cost of materials.

Total operating expenses totaled $129,938 for the first quarter of 2010 compared to $61,000 for the first quarter of 2009. Total operating expenses increased due to the additional activity from increased revenues and the costs associated with being a publicly reporting company. Income before income taxes increased by $1.1 million or 87% to $2.4 million for the first quarter of 2010 compared to $1.3 million for the same period in 2009.

Net income for the three months ended March 31, 2010 totaled $1.8 million or $0.09 per share based on 18.8 million weighted average ordinary shares outstanding.

As of March 31, 2010, our cash and cash equivalents totaled $2.1 million, total current assets were $33.4 million and total assets were $33.5 million. Total current liabilities and total liabilities were $19 million and $20 million respectively. Total shareholders’ equity was $13.3 million. As part of the financing agreement with investors that was completed in March 2010, the Company agreed to make good provisions of $7.5 million of net income for 2010 and $14.9 million of net income for 2011.   As of May 17, 2010 there were 21.1 million shares outstanding which encompass shares issued as a result of the closing of a private placement.

Dimitrios Vassilikos, Chief Executive Officer of the Company commented, “Our pipeline remains extensive with approximately $70 million in projects under construction. This pipeline includes a variety of agricultural facilities including tomato processing, vegetable packaging, olive processing and egg processing, amongst others. Although the whole country of Greece has been affected in some capacity by the current economic downturn, we believe a continued demand for the design and construction of the facilities will continue as such facilities provide the food necessary for the people of our country. We believe our continued support from the Fourth Community Support IV Grant Program will provide a source of funding for our customers of up to 50% of the aggregate project cost that will make it possible for us to jointly continue manufacturing these facilities.”

About Hellenic Solutions Corporation:

HESC, founded in 1979, is a leading engineering and construction firm that specializes in the design, construction, and equipping of commercial, agricultural, and industrial facilities in Greece. Hellenic specializes in the preparation of economic studies for the establishment and installation of new industrial units as well as the modernization and improvements to existing units.  HESC believes it is one of the only companies in Greece offering a turnkey construction, operational solution and financing to the primary and processing segments of the agricultural industry.

Safe Harbor

Certain statements in this news release are forward-looking, including (without limitation) regarding growing revenues and net income , expected results from current projects attracting new business and various Greek and other European governmental agencies willingness and ability to provide funding for businesses to hire the Company to design and build facilities.  Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of HESC its selling and marketing functions, continued customer satisfaction, contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions.  Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends is discussed in the Company's Current Report on Form 8-K filed with the SEC on February 17, 2010.  All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.  The information set forth herein speaks only as of the date hereof.

Contact:

HC International, Inc.

Alan Sheinwald

(914) 669-0222

Alan.Sheinwald@HCInternational.net